Exhibit 99.1

EXECUTION VERSION

SENIOR SECURED LOAN AND EXECUTIVE LOAN AGREEMENT

$9,000,000     March 11, 2022

FOR VALUE RECEIVED, on the earlier of (i) demand by the Lender on any day prior to the Collateral Pledge Effective Date and (ii) May 31, 2022 (the earlier of such dates, the “Maturity Date”), EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation having its principal office at 2075 West Pinnacle Peak Rd., Suite 130, Phoenix AZ 85027 (“Borrower”), and each subsidiary of Borrower listed on the signature pages hereto or that after the date hereof delivers such a signature page (each a “Guarantor”, collectively, the “Guarantors” and, together with Borrower, the “Loan Parties” and each a “Loan Party”) hereby promise to pay pursuant to this Loan Agreement (the “Loan Agreement”) to the order of ANTARA CAPITAL MASTER FUND LP and/or one or more managed funds or accounts (the “Lender”), the initial principal sum of Nine Million Dollars ($9,000,000) (plus the principal balance of any outstanding Additional Loan (as defined below)), together with interest on the unpaid principal balance hereunder payable at a rate equal to fourteen percent (14%) per annum (the “Interest Rate”), computed on the basis of a 360-day year for the actual number of days elapsed, commencing on the Effective Date (as defined below) (the “Loan”).

In addition, for value received, subject to Section 6, on June 3, 2022 (the “Executive Loan Maturity Date”), the Loan Parties hereby promise to pay pursuant to this Loan Agreement to the order of each lender listed on Schedule I of this Loan Agreement (each, an “Executive Lender” and together, the “Executive Lenders”) the initial principal sum opposite each such Executive Lender’s name in Schedule I, together with interest on the unpaid principal balance hereunder payable at a rate equal to the Interest Rate, computed on the basis of a 360-day year for the actual number of days elapsed, commencing on the Effective Date (each, an “Executive Loan” and together, the “Executive Loans”).

1. Loan Draw Down; Interest; Repayment. Borrower shall draw down the entire initial principal amount of the Loan in the amount of Nine Million Dollars ($9,000,000) on the Effective Date. Subject to Section 10, interest shall accrue on the unpaid principal amount of the Loan for the period commencing on the date on which such Loan is made by the Lender (or its successors and permitted assigns) to the Borrower until such Loan is paid in full at the Interest Rate. Accrued interest on the Loan shall be payable in arrears in cash upon any prepayment of the Loan and on the Maturity Date. All amounts outstanding with respect to the Loan under this Loan Agreement, including all accrued and unpaid interest, shall be due and payable in full on the Maturity Date.

2. Additional Loan Drawdown. With the prior written consent of the Lender in its sole and absolute discretion after a good faith request by the Borrower, Borrower may draw down an additional principal sum of Three Million Dollars ($3,000,000) (the “Additional Loan”) on any day agreed to by Lender and Borrower on which the conditions precedent listed in Section 18 have been, and continue to be, satisfied or waived (the date of such additional drawdown, an “Additional Drawdown Date”). For all purposes of this Loan Agreement, the terms of this Loan Agreement shall govern the Additional Loan, and references to the Loan in this Loan Agreement include any outstanding Additional Loans, except that interest with respect to such Additional Loan will begin accruing on the Additional Drawdown Date.

3. Executive Loans; Interest; Repayment. Subject to Section 6, interest shall accrue on the unpaid principal amount of each Executive Loan for the period commencing on the date on which such Executive Loan is made by the applicable Executive Lender (or its successors) to the Borrower until such Executive Loan is paid in full at the Interest Rate. Subject to Section 6, accrued interest on each Executive Loan shall be payable in arrears in cash on the Executive Loan Maturity Date. Subject to Section 6, all amounts outstanding with respect to each Executive Loan under this Loan Agreement, including all accrued and unpaid interest, shall be due and payable in full on the Executive Loan Maturity Date.

4. Application of Payments. Until all of the Loans are paid in full (such date, the “Loan Discharge Date”), all payments by Borrower under this Loan Agreement shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable with respect to the Loan hereunder and the remainder, if any, to the outstanding principal of the Loan. Following the Loan Discharge Date, all payments by Borrower under this Loan Agreement shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable with respect to the Executive Loan hereunder and the remainder, if any, to the outstanding principal of the Executive Loan. Borrower and every endorser or guarantor of the Loan and Executive Loans, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

5. Method and Place of Payment. All payments of principal and interest (including prepayments), shall be payable in lawful money of the United States of America to Lender on or before 5:00 p.m. (New York City time) on the applicable payment date thereof by wire transfer to the account Lender designates in writing. All payments by Borrower under this Loan Agreement shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

6. Executive Loans; Payment Subordination. Notwithstanding the terms of the Executive Loans, until the Loan Discharge Date, (a) all payments in respect of the Executive Loans are subordinated in right and time of payment to all payments in respect of the Loans, and (b) none of the Executive Lenders will demand or receive from any Loan Party (and no Loan Party will pay) any part of any Executive Loan, whether by payment, prepayment, or otherwise, or accelerate the Executive Loan, except as permitted pursuant to this Loan Agreement.

7. Representations and Warranties. Except for certain vehicles for which certificates of title have not been delivered pursuant to that certain “Bill of Sale of 89 9L CNG Tractors from ___________________ (Seller) to EVO Equipment Leasing, LLC (Buyer)” dated October 15, 2019 and executed by Jerry Moyes, Borrower and each of the Loan Parties has good and marketable title to the assets purported to be owned by it, including, without limitation, the Collateral, in each case, beginning on the Collateral Pledge Effective Date, free and clear of any Lien, security interest, pledge, assignment, encumbrance or other interest of any third party, other than Permitted Liens. Each Loan Party has all requisite power and authority to execute and deliver this Loan Agreement and to perform its obligations hereunder, including without limitation, beginning on the Collateral Pledge Effective Date, to pledge and grant a security interest in the applicable Collateral as contemplated hereby. This Loan Agreement has been duly and validly executed and is the legal, valid and binding obligation of each Loan Party and is enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy or insolvency or similar laws affecting enforcement of creditors’ rights generally and by general principle of equity. No representation, warranty or other statement of any Loan Party in any certificate or written statement given or made to Lender, as of the date such representation, warranty, or other statement was made, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in the light of the circumstances under which they were made. The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party is aware of the institution of any such proceedings. Except as set forth on Schedule II hereto, there are no actions or proceedings pending or threatened in writing by or against Borrower or any of its subsidiaries that are expected to result in payment by the Borrower or any of its subsidiaries, without reimbursement, of more than, individually or in the aggregate, One Hundred Fifty Thousand Dollars ($150,000). Other than the Financing Agreement Waiver and consents from each of Danny Cuzick and Billy (Trey) Peck Jr., which the Loan Parties shall obtain prior to the Collateral Pledge Effective Date, no consent, authorization, approval or other action by, and no notice to or filing (other than filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of Lender) with, any person, entity, governmental authority or regulatory body is required to be obtained by any Loan Party either (i) for the pledge by any Loan Party of the Collateral pursuant hereto, (ii) other than as specified in Schedule III, for the execution, delivery or performance of this Loan Agreement by any Loan Party or (iii) other than as specified in Schedule IV, for the exercise by Lender of any remedies with respect to the Collateral. Neither the execution, delivery or performance of this Loan Agreement nor any other agreement contemplated hereby, including the incurrence of indebtedness and pledge of Collateral hereunder will, (a) violate any applicable law, (b) violate the organizational documents of any Loan Party, or (c) breach, violate or result in a default, or give rise to a termination, cancellation, acceleration or other right or remedy, under any material agreement, instrument or other contractual obligation of any Loan Party. Other than as specified in Schedule V, the exercise by the Lender of any or all of its rights under the Series C Preferred Stock, including the exercise of its voting and board-appointment rights upon an Event of Default under Section 9(a) of this Loan Agreement to the fullest extent permitted by such Series C Preferred Stock, will not (a) violate any applicable law, (b) violate the organizational documents of any Loan Party, or (c) breach, violate or result in a default, or give rise to a termination, cancellation, acceleration or other right or remedy, under any material agreement, instrument or other contractual obligation of any Loan Party or any subsidiary of any Loan Party. Borrower and each of its subsidiaries own or licenses or otherwise have the right to use all intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto. “Lien” means any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including any security interest or lien arising from a mortgage, encumbrance, pledge, claim, charge, easement, servitude, security agreement, conditional sale or trust receipt or lease, consignment or bailment for security purposes.

8. Collateral Agent; Collateral and Security Interest.

(a) On or prior to the Collateral Pledge Effective Date: (1) the Loan Parties will enter into an agreement with a collateral agent designated by the Lender (the “Collateral Agent”), and (2) each Loan Party will pledge, grant and assign the Collateral Agent, on behalf of the Lender, to secure the payment and performance in full of all of such Loan Party’s obligations under this Loan Agreement (whether for principal, interest or otherwise), a continuing security interest in all (i) “Collateral” as such term is used in the Financing Agreement (as amended and supplemented to the date of this Loan Agreement), but excluding (ii) any such “Collateral” under the Financing Agreement (as amended and supplemented to the date of this Loan Agreement) to the extent encumbered by the Main Street Priority Loan Agreement (such remainder, the “Collateral”). Notwithstanding the foregoing, the Collateral shall not include (i) any property as specified in Schedule VI where the granting of a security interest in such property would be prohibited by agreement, applicable law or regulation or, with respect to any pledge of equity interests owned by any Loan Party in any entity that is not wholly-owned by the Loan Parties, the organizational documents of such entity (in each case, only to the extent that such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), in each case, to the extent that a grant of a security interest therein would violate or invalidate such agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (ii) those assets as to which Lender and Borrower agree in writing shall be excluded where the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the benefit to Lender of the security to be afforded thereby (collectively, the “Excluded Assets”); provided, however, “Excluded Assets” shall not include any proceeds, substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would in and of themselves constitute Excluded Assets). The Executive Loans will not be secured by the Collateral until the Loan Discharge Date, at which time the Executive Lenders shall be granted a lien that is junior in priority to Antara Capital Master Fund LP, in its role as a “Required Lender” under the Financing Agreement. Terms used but not otherwise defined in this Section 8(a) have the meanings specified in the Uniform Commercial Code as in effect in the State of New York.

(b) Each Loan Party hereby irrevocably authorizes Lender or its designee at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements, amendments or modifications thereto or continuations thereof that (a) indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment. Each Loan Party hereby further irrevocably authorizes the Lender or its designee to file intellectual property security agreements with respect to the Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable.

(c) At any time and from time to time, each Loan Party will duly execute, deliver and file with appropriate agencies such further instruments and documents, provide such further information and take such further actions as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers granted herein. Further to insure the attachment, perfection and first priority of (subject to Permitted Liens), and the ability of Lender or its designee to enforce, the security interest in the Collateral, each Loan Party agrees, in each case at such Loan Party’s own expense, that if any Loan Party shall at any time hold or acquire any promissory notes or tangible chattel paper, deposit accounts, securities or investment property, electronic chattel paper, letter of credit rights, or commercial tort claims, or any Collateral shall come into possession of a bailee, such Loan Party shall immediately notify Lender thereof and take any action reasonably requested by Lender or its designee to insure the attachment, perfection and first priority of, and the ability of Lender or its designee to enforce, the security interest granted to Lender in any and all of the Collateral.

(d) In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default, Lender or its designee shall have the right to enter and remain upon the premises of any Loan Party without cost or charge to Lender, and use the same, together with materials, supplies, books and records of such Loan Party for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, Lender or its designee may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(e) Failure by Lender to exercise any right, remedy or option under this Loan or applicable law, or any delay by Lender in exercising the same, shall not operate as a waiver of any such right, remedy or option. The rights and remedies of Lender under this Loan Agreement shall be cumulative and not exclusive of any other right or remedy which Lender has.

(f) In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which Lender is legally entitled, the Loan Parties shall be liable for the deficiency, together with interest thereon, together with the costs of collection and the reasonable fees, charges and disbursements of counsel.

(g) Upon request of Lender or its designee, each Loan Party shall promptly obtain fully executed and delivered control agreements with respect to any deposit, securities and investment accounts of such Loan Party in form and substance reasonably acceptable to Lender.

(h) Subject to Section 23, upon the repayment in full in cash of the Loan, including pursuant to Section 14, Lender will be forever released from all of its obligations and liabilities under or in respect of the Loan including without limitation, pursuant to this Section 8, and the security interest granted hereunder will thereafter terminate and be of no further force or effect.

9. Default; Acceleration. At the option of Lender and, subject to Sections 6 and 12, the option of each Executive Lender, this Loan Agreement and the indebtedness evidenced hereby shall become due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence, upon the occurrence any of the following (each, an “Event of Default”):

(a) the failure by any Loan Party to pay when due any amount due under the Loan or Executive Loan, as applicable;

(b) any breach or failure to perform any of the other terms of this Loan Agreement after the earlier of (i) knowledge thereof by the Borrower or (ii) notice thereof to Borrower and such breach or failure continues unremedied for ten (10) business days; provided that such ten (10) business day cure period shall not apply with respect to the other clauses of this Section 9;

(c) any representation, warranty or other statement made or deemed made by or on behalf of any Loan Party pursuant to or in connection with this Loan Agreement shall be incorrect in any material respect as of the date made or deemed made (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “material adverse effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification);

(d) any act by, against, or relating to any Loan Party or any subsidiary of any Loan Party, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other Person, pursuant to court action or otherwise, over all, or any part of such Loan Party’s or subsidiary’s property;

(e) any assignment for the benefit of the creditors of any Loan Party or any subsidiary of any Loan Party, or the occurrence of any other involuntary liquidation of any Loan Party or any subsidiary of any Loan Party; the failure by any Loan Party or any subsidiary of any Loan Party to generally pay the debts of such Person as they mature; adjudication of bankruptcy or insolvency relative to such Loan Party or any subsidiary of any Loan Party; filing by any Loan Party or any subsidiary of any Loan Party under, or the entry of an order for relief or similar order with respect to any Loan Party in any proceeding pursuant to, Title 11 of the United States Code entitled “bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law;

(f) the default of any Loan Party or any subsidiary of any Loan Party for failure to pay amounts due and payable under any indebtedness of such Loan Party or any subsidiary of any Loan Party in an amount in excess of $100,000, whether individually or in the aggregate (subject to any applicable cure periods, forbearance or forgiveness), if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity or, if such indebtedness is a guaranty, to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness;

(g) a final judgment or judgments shall be entered against any Loan Party or any subsidiary of any Loan Party in an aggregate amount in excess of $100,000, whether individually or in the aggregate (net of insurance proceeds, if any), and such judgment or judgments shall remain unstayed, unvacated, undischarged or unsatisfied for 30 calendar days;

(h) on or following the Collateral Pledge Effective Date, Lender shall for any reason cease to hold a valid and enforceable, perfected, first priority Lien on the Collateral, subject only to Permitted Liens;

(i) the termination of existence, dissolution, or liquidation of any Loan Party or any subsidiary of any Loan Party or the ceasing to carry on actively any substantial part of such Loan Party’s or subsidiary’s current business; or

(j) the occurrence of any of the following: (i) a sale of all or substantially all of the assets of Borrower or any subsidiary of any Loan Party other than to a Loan Party, (ii) a merger, consolidation or business combination transaction of Borrower or any subsidiary of any Loan Party with or into another corporation, limited liability company or other entity, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of Borrower’s or any subsidiary of any Loan Party’s then outstanding voting securities or (iv) individuals who on the Effective Date constituted the Board of Directors of the Borrower (together with Michael Bayles and any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the directors of the Borrower then still in office who were either directors on the Effective Date, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. Notwithstanding the foregoing, if an Event of Default specified in Section 8(d), (e) or (f) shall occur on or before the Loan Discharge Date, then the Loan, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to Lender hereunder shall immediately become due and payable, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by Lender, which notice or other action is expressly waived by the Loan Parties. If an Event of Default specified in Section 8(d), (e) or (f) shall occur after the Loan Discharge Date, then each Executive Loan, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to each respective Executive Lender hereunder shall immediately become due and payable, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by the relevant Executive Lender, which notice or other action is expressly waived by the Loan Parties.

10. Default Rate. Upon the occurrence and during the continuance of an Event of Default, the rate of interest otherwise applicable to the Loans and the Executive Loans hereunder will be increased by two percent (2.0% or 200 basis points) (the “Default Rate”) for so long as the Event of Default remains uncured.

11. Remedies Upon Default. Upon any Event of Default by any Loan Party, Lender may pursue any and all remedies provided at law or in equity. If an Event of Default shall occur on or after the Collateral Pledge Effective Date, the Lender shall have the right, upon reasonable written notice (such reasonable notice to be determined by the Lender in its sole and absolute discretion, which shall not be less than five (5) business days), with respect to the Collateral (whether or not the same shall then be or shall thereafter come into the possession, custody or control of the Lender), to sell, lease, license, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Lender deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Lender or anyone else may be the purchaser, lessee, licensee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. The Lender may, to the fullest extent permitted by applicable law, without notice or publication, adjourn any such public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. Lender’s remedies set forth above and under the Series C Preferred Stock are not exclusive of any other available remedy or remedies, but each remedy shall be cumulative and shall be in addition to any other remedy given in this Loan Agreement, under the Series C Preferred Stock, at law, in equity, or by statute, whether now existing or hereafter arising. The exercise of any remedy or remedies shall not be an election of remedies. The remedies and rights of Lender may be exercised concurrently, alone, in any combination, or in any order that Lender deems appropriate. Any waiver or consent to waiver of any of the foregoing provisions shall not be construed as a bar to a waiver of any such right on any future occasion. Each Loan Party hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact, with full irrevocable power and authority in the place and stead of such Loan Party or in Lender’s own name, for the purpose of carrying out the terms of this Loan, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Loan Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party, to do the following upon the occurrence of an Event of Default: on and following the Collateral Pledge Effective Date, generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code and as fully and completely as though Lender was the absolute owner thereof for all purposes, and to do at the expense of the Loan Parties, at any time, or from time to time, all acts and things which Lender deems necessary or desirable to protect, preserve or realize upon the Collateral and Lender’s security interest therein, in order to effect the intent of this Loan Agreement, all as fully and effectively as any Loan Party might do.

Upon any Event of Default by any Loan Party following the Loan Discharge Date, each Executive Lender may pursue any and all remedies provided at law or in equity.

12. Executive Loans; Subordination of Remedies. Until the Loan Discharge Date, no Executive Lender will accelerate the maturity of all or any portion of the Executive Loans or take any other Enforcement Action with respect to the Executive Loans.

13. Distributions of Proceeds of Collateral. All realizations upon any Collateral pursuant to an Enforcement Action or otherwise subject to this Loan Agreement shall be applied first to the Lender before any payment may be made to any Executive Lender.

14. Prepayment. The Loan may be prepaid in whole but not in part at any time. Principal amount prepaid shall be accompanied by all accrued and unpaid interest on such amount, together with all interest that would have accrued at the Interest Rate on such amount from the date of such prepayment to the Maturity Date (the “Prepayment Premium”). It is expressly understood and agreed that the Prepayment Premium constitutes liquidated damages for the loss by the Lender of its anticipated yield on the Loan in connection with any applicable repayment of the Loan.

No Executive Loan may be prepaid in whole or in part prior to the Loan Discharge Date.

15. Covenants.

(a) The Borrower shall use commercially reasonable efforts to grant the Lender a valid and enforceable, perfected, first priority Lien on the Collateral, subject only to Permitted Liens, as soon as possible following the Effective Date, and in connection therewith shall enter into customary agreements with the Collateral Agent and any other agreements requested by the Lender, including any customary inter-creditor agreements. The Borrower shall use the proceeds from borrowings under this Loan Agreement for general corporate purposes of the Borrower and its subsidiaries, in each case, in a manner consistent with the identified use of proceeds previously disclosed by Borrower to Lender. None of the Loan Parties shall, nor shall any Loan Party permit any subsidiary thereof to, grant Thomas J. Abood or Damon Cuzick discretionary bonuses or incentives (which for purposes of this covenant will include any non-discretionary bonuses or incentives pursuant to any compensation plan or scheme not listed in Schedule VII) during the term of this Loan Agreement. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall (i) change its name or corporate form or jurisdiction of organization, merge with another entity (other than an affiliate of Lender), consolidate, or sell or dispose of any material portion of its assets other than a Permitted Disposition, without Lender’s prior written consent or (ii) sell, lease, license, convey, assign (by operation of law or otherwise), exchange or otherwise voluntarily or involuntarily transfer or dispose of any interest in any of its assets (other than a Permitted Disposition) or any portion thereof or encumber, or hypothecate, or create, incur or permit to exist any pledge, mortgage, lien, security interest, charge, encumbrance or adverse claim upon or other interest in or with respect to any of its assets (other than Permitted Liens) without Lender’s prior written consent. Borrower and each of its subsidiaries will maintain books and records with respect to the Collateral, and upon Lender’s reasonable request, promptly furnish to Lender such books and records relating to the Collateral. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall directly or indirectly enter into or permit to exist any transaction with any affiliate (other than a wholly-owned subsidiary) of Borrower other than Permitted Affiliate Transactions. Borrower will advise Lender promptly and in reasonable detail upon any officer or director of Borrower or any of its subsidiaries obtaining knowledge (i) of any Lien or claim made or asserted against any assets of Borrower or any of its subsidiaries that is not a Permitted Lien, and (ii) of the occurrence of any other event that would have a material adverse effect on the Collateral or the Lien granted hereby, or on the ability of any Loan Party or Lender to dispose of any of the Collateral, including the levy of any legal process against any of the Collateral. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall prepay or refinance any indebtedness of Borrower, any Loan Party or any subsidiary of any Loan Party (other than with the proceeds of equity interests or Permitted Refinancing Indebtedness) without the prior written consent of Lender. Without the prior consent of Lender, none of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall create, incur or permit to exist any indebtedness other than as permitted by clauses (a), (b), (d), (e), (f), (g), (h) and (i) of the definition of “Permitted Indebtedness”; provided, that such prior consent shall not be unreasonably withheld, conditioned or delayed with respect to indebtedness described under clauses (c), (j), (k) and (l) of the definition of “Permitted Indebtedness”. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall pay any dividend or other distribution, or make any other payment on account of any redemption, repurchase, acquisition or other return of capital, direct or indirect (whether in cash, securities or other property), with respect to any equity interests in Borrower, any Loan Party, or any such subsidiary of any Loan Party other than Permitted Restricted Payments. None of Borrower nor any Loan Party shall, nor shall any Loan Party permit any subsidiary thereof to, (i) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) other than with a Loan Party or where all its assets are distributed to Loan Parties, or acquire by purchase or otherwise (other than Permitted Investments) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, (ii) make any equity or loan investment in any other person (other than Permitted Investments) or (iii) create any subsidiary that does not become a Guarantor, in each case without the prior written consent of Lender. None of Borrower nor any Loan Party shall, nor shall any Loan Party permit any subsidiary thereof to, amend, waive, modify, restate, supplement or replace, or suffer or permit any waiver, amendments, modifications, restatements, supplements or replacements to, or any organizational documents of any such Person. Each of Borrower and its subsidiaries shall remain the sole owners of all of their respective intellectual property, except for Permitted Dispositions. Borrower and each Loan Party will, consistent with commercially reasonable practice, defend at their sole expense, the right, title and security interest granted hereunder against the claims of any person, firm, corporation or other entity. Lender or its designee shall have the right, upon reasonable advance notice and at such times as may be reasonably requested, to enter into and upon any premises where any of the Collateral or records with respect thereto are located for the purpose of inspecting the same, performing an audit, making copies of records, observing the use of any part of the Collateral, protecting Lender’s security interest in the Collateral (including discussing the Loan Parties’ affairs with the officers of Borrower and the other Loan Parties and their independent auditors) or otherwise determining whether Borrower or any other Loan Party is in compliance with the terms of this Loan Agreement. On or before March 17, 2022, Danny Cuzick will have delivered a duly executed subordination agreement in favor of the Lender with respect to that certain Senior Promissory Note, dated February 1, 2017, by the Borrower in favor of Danny R. Cuzick and that certain Promissory

Note, dated February 1, 2017, by Environmental Alternative Fuels, LLC in favor of Danny R. Cuzick in form and substance reasonably acceptable to the Lender. The Borrower will make reasonable efforts to amend its bylaws to confirm to the Certificate of Designation substantially in the form attached hereto as Exhibit B.

16. Guarantee.

(a) Subject to Section 6, each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety, irrespective of the validity and enforceability of this Loan Agreement or the obligations of Borrower hereunder: (x) the due and punctual payment of all obligations of Borrower under this Loan Agreement, whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, together in each case with all renewals, modifications, consolidations or extensions hereof and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Loan Agreement (all such monetary and other obligations being herein collectively referred to as the “Guaranteed Obligations”). Anything contained in this Loan Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets of such Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Guarantor and other affiliates of Borrower of obligations arising under guaranties by such parties. If any Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

(b) Subject to Section 6, each Guarantor guarantees that the Guaranteed Obligations will be paid in accordance with the terms of the Loan, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect hereto. The obligations of each Guarantor under this Loan Agreement are independent of the Guaranteed Obligations of each other Guarantor or the obligations of Borrower, and, subject to Section 6 and 12, a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Loan Agreement, irrespective of whether any action is brought against Borrower or any other Guarantor or whether Borrower or any other Guarantor is joined in any such action or actions. This Loan Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with each other Guarantor of the Guaranteed Obligations.

(c) Subject to Section 6 and 12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against any other person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other party under this Loan Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower or such party.

(d) Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by, and each Guarantor hereby waives:

(i)	any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to this Loan Agreement;

(ii)	any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation;

(iii)

any change in the existence, structure or ownership of any party or any insolvency, examinership, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any party or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation;

(iv)

the existence of any claim, set-off or other right which any Guarantor may have at any time against any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)

any invalidity or unenforceability relating to or against any other party for any reason of the Loan, Executive Loan or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any party of any Guaranteed Obligation;

(vi)

any failure by Lender or Executive Lender, as applicable: (A) to file or enforce a claim against Borrower or its estate (in a bankruptcy, examinership or other proceeding); (B) to give notice of the existence, creation or incurrence by Borrower of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against Borrower; (D) to disclose to any Guarantor any facts which Lender or any Executive Lender, as applicable, may now or hereafter know with regard to Borrower; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;

(vii)	any direction as to application of payment by any other Person

(viii)

any act or failure to act by Lender, any Executive Lender or Borrower which may deprive any Guarantor of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Guarantor in respect of the Guaranteed Obligations; or

(ix)

any other act or omission to act or delay of any kind by any other entity, person or circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder (except that a Guarantor may assert the defense of payment in full of the Guaranteed Obligations).

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to Lender in respect of any obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and Lender, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 9 for the purposes of this Section 16, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 9, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Lender under this Section 16.

17. Cooperation with Repayment Loan. To the extent Lender has consented under Section 15(a) to an incurrence of indebtedness described under clause (l) of the definition of “Permitted Indebtedness,” the Lender, in its capacity as a shareholder of the Borrower and in its capacity as Required Lender under the Financing Agreement, agrees to grant, and cause its Affiliates to grant, such further consents, authorizations, approvals or waivers under the Financing Agreement or in connection with any required shareholder vote as are necessary to permit the incurrence of such indebtedness.

18. Conditions Precedent. This Loan Agreement and the Borrower’s ability to draw down the principal amount of the Loan shall become effective as of the date on which each of the following conditions precedent are satisfied or waived (such date, the “Effective Date”):

(a) The Lender (or its counsel) shall have received from the Borrower a counterpart of this Loan Agreement signed on behalf of such party.

(b) The Lender shall have received as to each Loan Party (i) a copy of each organizational document of such Loan Party certified, to the extent applicable, as of a recent date by the applicable governmental authority, (ii) signature and incumbency certificates of the applicable officers or directors of such Loan Party executing this Loan Agreement and any other related documents to which it is a party, (iii) copies of resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of this Loan Agreement and any other related document to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a responsible officer of such Loan Party as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable governmental authority of each Loan Party’s jurisdiction of incorporation, organization or formation as of a reasonably recent date.

(c) The Lender shall have received all its respective fees, premiums and expenses required to be paid on the Effective Date, including reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid on or prior to the Effective Date (including the fees and expenses of counsel).

(d) The Borrower shall have granted (i) Lender warrants entitling the Lender to purchase from the Borrower Eleven Million Nine Hundred Sixty-Nine Thousand Six Hundred Sixty-Seven (11,969,667) duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Borrower and (ii) each Executive Lender warrants entitling such Lender to purchase from the Borrower the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Borrower shown in Schedule I, collectively representing an additional 20% of the Borrower’s voting capital stock, at a purchase price per share of $0.01, all subject to the terms, conditions and adjustments, and substantially in the form, set forth in the form of Warrant attached hereto as Exhibit A.

(e) The Board of Directors of the Borrower shall have duly approved and filed with the Secretary of State of the State of Delaware a Certificate of Designation substantially in the form attached hereto as Exhibit B, and taken all other action required, to evidence the issuance of the Series C Non-Participating Preferred Stock, $0.0001 par value (the “Series C Preferred Stock”, that will, among other things, (i) entitle the Lender to vote such number of votes per share that will allow the Lender to exercise 51% of the voting capital stock of the Borrower and (ii) grant Lender the right to appoint such additional directors to the Board of Directors as will allow such Lender-designated directors to constitute a majority of the Board of Directors as then constituted, in each case upon an Event of Default under Section 9(a) of this Loan Agreement; provided that the Lender shall be entitled to decline to exercise or waive the remedies granted by such Certificate of Designation, in whole or in part, on either a revocable or irrevocable basis, under the Certificate of Designation without otherwise prejudicing its rights under this Loan Agreement.

(f) The Borrower shall have appointed Michael Bayles as a full voting member of its Board of Directors and, if necessary, will expand the size of the Board of Directors to accommodate such new member (but shall not otherwise expand the size of the Board of Directors in anticipation of such appointment).

(g) Danny Cuzick will have exercised the conversion rights for not less than $10.2 million aggregate principal amount of the convertible promissory notes issued to him and other holders by the Borrower and outstanding as of December 31, 2021.

(h) The Borrower shall have drawn down the Executive Loans in cash from Thomas Abood, Billy (Trey) Peck, Jr. and Damon Cuzick in the respective principal amounts shown in Schedule I.

(i) The Borrower shall have accepted the surrender of the Secured Convertible Promissory Note in the principal amount of $200,000 dated August 8, 2018 in exchange for the Executive Loan from Batuta Capital Advisors LLC in a principal amount of $200,000.

19. Payment of Costs of Collection; Expenses; Indemnification. On the Effective Date, the Loan Parties promise to pay all of Lender’s costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action. In addition, the Loan Parties will pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Lender in connection with the negotiation, preparation, execution and administration of this Loan Agreement (the “Closing Expenses”), and in connection with any amendments, waivers or consents under or in respect of this Loan Agreement (whether or not such amendment, waiver or consent becomes effective). The Loan Parties agree, on a joint and several basis, to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by this Loan Agreement; and (ii) all losses or expenses (including Closing Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and any Loan Party, except for Claims and/or losses and/or expenses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 19 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

20. Assignments. The Lender may not assign any portion of the Loan without the approval of the Board of Directors, which consent the Board of Directors may not unreasonably withhold, condition or delay; provided, that, the Lender may assign the Loan (including by operation of law) to its successor by way of merger, consolidation, reorganization or sale of all or substantially all of its assets or to any of its Affiliates and may pledge all or any portion of its interest in the Loan for the benefit of any lender thereto or debt holder thereof. The Executive Lenders may not assign the Executive Loans.

21. Waivers. Each Loan Party, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of the Loan or any Executive Loan and assents to any extensions or postponements of the time of payment.

22. Usury. In the event any interest is paid on the Loan or any Executive Loan, as applicable, which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Loan or Executive Loan, as applicable.

23. Reinstatement. Notwithstanding anything herein to the contrary, the Loan and any Executive Loan shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment, or any part thereof, is rescinded, reduced, restored or returned.

24. Notices. All notices, requests, consents and other communications under this Loan Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to any Loan Party, care of Borrower at its address set forth above; or

If to Lender, such address as has been furnished in writing by Lender to Borrower, with a copy to Casey Fleck, Adam Moses and Eric Reimer, Milbank LLP, 2029 Century Park East, 33rd Floor , Los Angeles, CA 90067-3019; or

If to any Executive Loan Party, such address as has been furnished in writing by such Executive Lender to Borrower.

25. General Provisions. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, LENDER AND EXECUTIVE LENDER WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS LOAN AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. This Loan Agreement constitutes the entire agreement and understanding between the Loan Parties, Lender and each Executive Lender relating to the subject matter hereof and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof. No other Person (other than any Indemnified Person) shall be deemed to be a third-party beneficiary of this Loan Agreement or shall have any rights hereunder. This Loan Agreement may not be amended, modified, waived, discharged or terminated orally, but only by written agreement of Lender and each Loan Party. Each provision of this Loan Agreement shall be severable from every other provision of this Loan Agreement for the purpose of determining the legal enforceability of any specific provision. This Loan shall be binding upon each Loan Party and such Loan Party’s successors and assigns. No Loan Party may assign this Loan Agreement, or delegate its duties hereunder, without the prior written consent of Lender, in its sole and absolute discretion. Lender may assign, pledge or otherwise transfer this Loan Agreement, in whole or in part, in accordance with this Loan Agreement, provided that Lender shall notify Borrower of such assignment and shall .surrender this Agreement and Borrower shall reissue a new member loan agreement or agreements (in form and substance substantially similar to this Agreement) to Lender’s assignee and to Lender if Lender has assigned less than all of Lender’s rights hereunder. The foregoing language is intended to cause this Agreement to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c) and shall be interpreted and applied consistently therewith. No Executive Lender may assign, pledge or otherwise transfer this Loan Agreement, in whole or in part, without the prior written consent of Lender and the Loan Parties.

26. If any of the provisions in this Loan Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Loan Agreement. This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Loan Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

27. Definitions. As used herein, the following terms shall have the respective meaning indicated below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Collateral Pledge Effective Date” means the first day on which the Collateral Agent, on behalf of the Lender, has been granted a valid and enforceable, perfected, first priority Lien on the Collateral, subject only to Permitted Liens, on terms reasonably acceptable to the Lender.

“Enforcement Action” means, with respect to any indebtedness or obligation (contingent or otherwise) or Collateral at any time held by any Lender or Executive Lender: commencing by judicial or non-judicial means the enforcement with respect to such indebtedness, obligation or Collateral of any of the default remedies under any of this Loan Agreement, any applicable agreements or documents of such Lender or Executive Lender, the UCC or other applicable law; repossessing, selling, leasing or otherwise disposing of all or any part of such Collateral, or exercising account debtor or obligor notification or collection rights with respect to all or any portion thereof, or attempting or agreeing to do so; or appropriating, setting off or applying to such Lender’s or Executive Lender’s claim any part or all of such Collateral or other property in the possession of, or coming into the possession of, such Lender or Executive Lender or its agent, trustee or bailee.

“Financing Agreement” means the Financing Agreement dated September 16, 2019 by and among EVO Transportation & Energy Services, Inc. and certain of its Borrower subsidiaries thereunder, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC as Administrative Agent and Collateral Agent, except as otherwise indicated as subsequently amended and supplement from time to time.

“Financing Agreement Waiver” means such consents, authorizations, approvals or waivers under the Financing Agreement as are necessary for the Loan Parties to grant the Lender a valid and enforceable, perfected, first priority Lien on the Collateral, subject only to Permitted Liens; provided, however, that such consents, authorizations, approvals or waivers shall provide for the restoration of the collateral position (both in scope and priority) enjoyed by Antara Capital Master Fund LP, in its role as a “Required Lender” under the Financing Agreement, prior to the delivery of such Financing Agreement Waiver, following a Loan Discharge Date.

“GAAP” means generally accepted accounting principles, as applicable at the relevant time.

“Main Street Priority Loan Agreement” means the loan agreement dated December 14, 2020 by and between EVO Holdings Company, LLC, Ritter Transport Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC and Ritter Transportation Systems, Inc. as “Borrowers” and Commerce Bank of Arizona, Inc. as “Bank”, as amended or supplemented.

“Permitted Affiliate Transactions” means (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to Borrower or its subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions among Loan Parties, (iii) Permitted Restricted Payments and Permitted Investments, (iv) sales of common equity interests of the Borrower and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such subsidiary, and (vi) transactions between the Borrower or any of its subsidiaries and any Affiliate of Borrower or any of its subsidiaries in existence on the date hereof.

“Permitted Disposition” means:

(a) sale of inventory in the ordinary course of business;

(b) licensing, on a non-exclusive basis, intellectual property rights in the ordinary course of business;

( c) leasing or subleasing assets in the ordinary course of business;

(d) (i) the lapse of intellectual property to the extent not economically desirable in the conduct of business or (ii) the abandonment of intellectual property rights in the ordinary course of business.

(e) any involuntary loss, damage or destruction of property;

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) transfers of assets (i) from a Loan Party to another Loan Party, and (ii) from any subsidiary of Borrower that is not a Loan Party to the Borrower or any Loan Party Parent;

(h) disposition of obsolete or worn-out equipment in the ordinary course of business; and

(i) disposition of property or assets not otherwise permitted in clauses (a) through (h) above for cash in an aggregate amount not less than the fair market value of such property or assets.

“Permitted Indebtedness” means:

(a) any indebtedness under this Loan Agreement;

(b) any indebtedness listed on Schedule VIII and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such indebtedness;

(d) Permitted Intercompany Investments;

(e) indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f) indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such indebtedness is incurred and such indebtedness is outstanding only during such period;

(g) the incurrence by any Loan Party of indebtedness incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h) indebtedness incurred in respect of credit cards, credit card processing services, debit card , stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in e, incurred in the ordinary course of business;

(i) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of an acquisitions;

(j) indebtedness outstanding under a letter of credit facility; provided that (i) such indebtedness consists entirely of reimbursement obligations in respect of letters of credit, surety bonds and/or other similar instruments issued thereunder (and related fees and expenses); (ii) the aggregate principal amount of such indebtedness (which shall be equal to the face amount of the letters of credit, surety bonds and/or other similar instruments issued thereunder) does not exceed $1,500,000; and (iii) such indebtedness is unsecured, other than with respect to Liens on cash collateral to the extent permitted by clause (p) of the definition of “Permitted Liens”;

(k) inventory financing incurred by the Borrower in the ordinary course of the Borrower’s business and consistent with the Borrower’s past practices; provided that the aggregate amount outstanding at any time with respect to such financing shall not exceed $10,000,000; and

(l) indebtedness the net proceeds of which are at least sufficient to pay all principal and accrued interest (including any default interest) with respect to the Loans and are placed in escrow satisfactory to the Lender (in its sole and absolute discretion) for such purpose.

“Permitted Intercompany Investments” means investments made by (a) a Loan Party to or in another Loan Party, (b) a subsidiary or Borrower that is not a Loan Party to or in another subsidiary of Borrower that is not a Loan Party, (c) subsidiary of Borrower that is not a Loan Party to or in a Loan Party and (d) a Loan Party to or in a subsidiary of Borrower that is not a Loan Party so long as (i) the aggregate amount of all such investments outstanding at any time made by the Loan Parties to or in subsidiaries of Borrower that are not Loan Parties does not exceed $1,500,000.

“Permitted Investments” means:

(a) investments in cash and cash equivalents;

(b) investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) investments received in settlement of amounts due to any Loan Party or any of its subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its subsidiaries;

(e) investments existing on the date hereof, as set forth on Schedule IX hereto, but not any increase in the amount thereof as set forth in such Schedule IX or any other modification of the terms thereof; and

(f) Permitted Intercompany Investments.

“Permitted Liens” means:

(a) Liens securing the obligations under this Loan Agreement and related documents;

(b) Liens for taxes, assessments and governmental charges;

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Prior to the Collateral Pledge Effective Date, Liens described on Schedule IX, provided that any such Lien shall only secure the indebtedness that it secures on the date hereof and any Permitted Refinancing Indebtedness in respect thereof;

(e) On and following the Collateral Pledge Effective Date, Liens described on Schedule X;

(f) Liens on equipment acquired by any Loan Party or any of its subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property, (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof and (iii) the aggregate principal amount of all obligations secured thereby shall not exceed $10,000,000 at any time outstanding;

(g) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(h) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its subsidiaries in the normal conduct of such Person’s business;

(i) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(j) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capitalized lease), in each case extending only to such personal property;

(k) non-exclusive licenses of intellectual property rights in the ordinary course of business;

(l) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default;

(m) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to an acquisition; and

(p) Liens on cash collateral securing Indebtedness outstanding a letter of credit facility; provided, that the aggregate amount of such cash collateral does not exceed, 1 any time, 105% of the face amount of the letters of credit, surety bonds and/or other similar instruments outstanding under such letter of credit facility at such time;

(q) Liens securing inventory financing incurred by the Borrower in the ordinary course of the Borrower’s business and consistent with the Borrower’s past practices; provided that such Liens shall be limited solely to the Inventory financed by such specific financing and the direct cash proceeds thereof and shall not be granted or attached to any other assets of the Borrower and such financing shall be recourse solely to such Inventory and proceeds and shall otherwise be non-recourse to the Borrower and its assets; and provided further that the aggregate amount outstanding at any time with respect to such financing shall not exceed $10,000,000;

(r) Liens securing indebtedness incurred under clause (l) of the definition of “Permitted Indebtedness.”

“Permitted Purchase Money Indebtedness” means, as of any date of determination, indebtedness incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such indebtedness is incurred within 20 days after such acquisition, (b) such indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such indebtedness shall not exceed $10,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the indebtedness so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are materially not less favorable to the Loan Parties than the terms of the indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d) the indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means payments made by:

(a) any subsidiary of any Loan Party to such Loan Party; and

(b) the Borrower to pay dividends in the form of common Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or governmental authority.

[Signature Page to Follow]

IN WITNESS WHEREOF, each Loan Party has caused this Senior Secured Loan to be duly executed as of the date set forth above.

EVO TRANSPORTATION & ENERGY SERVICES, INC., as Borrower

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

W.E. GRAHAM, INC., as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO LOGISTICS, LLC, as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

TITAN CNG LLC, as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

THUNDER RIDGE TRANSPORT, INC., as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

SHEEHY MAIL CONTRACTORS, INC., as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

URSA MAJOR CORPORATION, as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

J.B. LEASE CORPORATION, as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO EQUIPMENT LEASING, LLC, as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

COURTLANDT AND BROWN ENTERPRISES L.L.C., as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

FINKLE TRANSPORT, INC., as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

EVO SERVICES GROUP, LLC, as a Guarantor

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood
Title:	Chief Executive Officer

Signature Page to Senior Secured Loan

AGREED TO AND ACCEPTED:

ANTARA CAPITAL MASTER FUND LP (as Lender)

By: Antara Capital Fund GP LLC, its General Partner

By:	/s/ Himanshu Gulati
Name:	Himanshu Gulati
Title:	Chief Investment Officer

Executive Lenders

AGREED TO AND ACCEPTED:

By:	/s/ Thomas J. Abood
Name:	Thomas J. Abood

AGREED TO AND ACCEPTED:

By:	/s/ Damon R. Cuzick
Name:	Damon R. Cuzick

AGREED TO AND ACCEPTED:

BRIDGEWEST GROWTH FUND LLC

By:	/s/ Billy (Trey) Peck Jr.
Name:	Billy (Trey) Peck Jr.
Title:	Managing Member

AGREED TO AND ACCEPTED:

BATUTA CAPITAL ADVISORS LLC

By:	/s/ Alexander Zyngier
Name:	Alexandre Zyngier
Title:	Managing Director

Signature Page to Senior Secured Loan

SCHEDULE I – SCHEDULE OF EXECUTIVE LOANS

Executive Lender	Principal Amount of Executive Loan	Warrants
Thomas Abood	$500,000	664,981
Billy (Trey) Peck Jr.	$100,000	132,996
Damon Cuzick	$25,000	33,249
Batuta Capital Advisors LLC (Contribution of Exchanged Note)	$200,000	265,993
Total	$825,000	1,097,219

Exhibit B

CERTIFICATE OF DESIGNATIONS

OF

SERIES C NON-PARTICIPATING PREFERRED STOCK

OF

EVO TRANSPORTATION & ENERGY SERVICES, INC.

EVO TRANSPORTATION & ENERGY SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

The Board of Directors of the Corporation (including any committee thereof, the “Board of Directors”), at a meeting duly called and held on March 11, 2022, adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Series C Non-Participating Preferred Stock”:

RESOLVED, that pursuant to Section 151 of the Delaware General Corporation Law and the Certificate of Incorporation and the Bylaws, the Board of Directors hereby establishes a series of Preferred Stock, par value $0.0001 per share, of the Corporation and fixes and determines the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

Section 1. Designation. The distinctive serial designation of such series is “Series C Non-Participating Preferred Stock” (“Series C”). Each share of Series C shall be identical in all respects to every other share of Series C.

Section 2. Number of Designated Shares. The number of designated shares of Series C shall be 1. The Corporation shall not authorize or issue any additional shares of Series C unless approved by the Holders of the Series C in accordance with Section 7(b). Shares of Series C that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. On the date hereof, the Corporation shall issue 1 share of Series C to Antara Master Capital Fund LP (the “Initial Holder”).

Section 3. Definitions. As used herein with respect to Series C:

(a) “Accruing Cash Dividends” has the meaning set forth in Section 4(a).

(b) “Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract (including proxy) or otherwise.

(c) “Automatic Redemption” has the meaning set forth in Section 8(a).

(d) “Board of Directors” has the meaning set forth in the Preamble.

(e) “Bridge Loan” means the Senior Secured Loan and Executive Loan Agreement dated March 11, 2022 between and among the Corporation and its guarantor subsidiaries named therein, Antara Capital Master Fund LP and the Executive Lenders party thereto.

(f) “Bridge Loan Discharge Date” has the meaning set forth in Section 9(a).

(g) “Bridge Loan Triggering Event” means the occurrence of an “Event of Default” under Section 9(a) of the Bridge Loan.

(h) “Bylaws” means the Bylaws of the Corporation as amended, amended and restated or otherwise modified from time to time.

(i) “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, dated as of October 22, 2010, as amended, amended and restated or otherwise modified from time to time.

(j) “Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

(k) “Corporation” has the meaning set forth in the Preamble.

(l) “Dividend Payment Date” means each March 31, June 30, September 30 and December 31, commencing with March 31, 2022 or if any such date is not a business day, the business day immediately following such date.

(m) “Dividend Period” means the period commencing on, and including a Dividend Payment Date to, and excluding the next Dividend Payment Date, provided that the first Dividend Period shall commence on the date of the effectiveness of this Certificate of Designations.

(n) “Holder” means the Initial Holder as defined in Section 2 herein or any permitted transferee thereof pursuant to Section 10.

(o) “Law”, with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any governmental authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

(p) “Liquidation Preference” has the meaning set forth in Section 6.

(q) “Majority in Interest” means Holders holding a majority of the issued and outstanding shares of Series C.

(r) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “Person” under this Certificate of Designations.

(s) “Series C” has the meaning set forth in Section 1.

(t) “Series C Director” has the meaning set forth in Section 9(a).

(u) “Shareholder Matter” has the meaning set forth in Section 7(a).

(v) “Special Meeting” has the meaning set forth in Section 9(a).

(w) “Subsidiary” means, with respect to any Person, any other Person of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time Beneficially Owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such first Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Corporation.

Section 4. Distributions; No Participation; Certain Restrictions.

(a) Whether or not earned or declared by the Board of Directors or there are funds legally available for the payment of dividends, from and after the date of the effectiveness of this Certificate of Designations, each share of Series C shall accumulate daily in arrears dividends (the “Accruing Cash Dividends”) at a rate of five percent (5%) per annum on its Liquidation Preference. In respect of a Dividend Period, the Accruing Cash Dividend shall be payable (and the Board of Directors shall declare and cause the Corporation to pay, subject to the Delaware General Corporation Law) in cash on each Dividend Payment Date. Any such quarterly payment shall be prorated for any partial calendar quarter based on the number of days which the Accruing Cash Dividends shall have accrued during such quarter.

(b) The Series C shall not be entitled to participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation.

Section 5. Ranking. The Series C shall, with respect to the right to be paid upon any liquidation, dissolution or winding up of the Corporation, rank (i) senior to all classes of Common Stock and (ii) junior to all other classes or series of Preferred Stock of the Corporation (if any).

Section 6. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the Series C shall (A) rank (i) senior to the holders of the Corporation’s Common Stock and (ii) junior to all other classes or series of Preferred Stock of the Corporation (if any); and (B) be entitled to receive from the Corporation, prior to the holders of shares of Common Stock, an amount equal to $1.00 (the “Liquidation Preference”) plus any accrued but unpaid Accruing Cash Dividends then outstanding.

Section 7. Voting Rights.

(a) General. Prior to a Bridge Loan Triggering Event and following the date on which all principal and accrued interest (including default interest) payable under the Bridge Loan has been paid-in-full (the date of such payment-in-full, the “Bridge Loan Discharge Date”), the Holders of Series C will have no voting rights except as set forth below or as otherwise required by Law. Upon the occurrence of a Bridge Loan Triggering Event through and including the Bridge Loan Discharge Date, the Holders thereof shall vote together with the holders of Common Stock as a single class on any matter presented to the holders of Common Stock for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) or on which such holders of Common Stock are otherwise entitled to act (each, a “Shareholder Matter”), and the Holders of the Series C shall be entitled to cast a number of votes on any Shareholder Matter equal to the total number of votes of all non-Holders entitled to vote on any such Shareholder Matter plus 10 (which voting rights shall be ratably allocated among Holders of Series C to the extent there is more than one Holder, provided that such ratable allocation shall in no event result in the Series C Holders having less than an absolute majority of the voting power on any Shareholder Matter).

(b) Special Class Voting. Notwithstanding the foregoing or any other provision of the Certificate of Incorporation, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation shall not, through and including the Bridge Loan Discharge Date: (i) alter or change the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to directly or indirectly adversely affect the voting powers, board-appointment rights, preferences or special rights of the Series C as in effect on the date of the effectiveness of this Certificate of Designations, (ii) increase the authorized number of shares of Series C; (iii) directly or indirectly authorize, create, issue or increase the authorized or issued number of shares of any other class or series of capital stock or any other security convertible into or exercisable for shares of any other class or series of capital stock; or (iv) create or issue additional shares of Series C. Without limitation, the introduction of a “staggered board,” change in the size of the Board of Directors (other than a change in size to effect an absolute majority of Series C-elected or -appointed members of the Board of Directors following the occurrence of a Bridge Loan Triggering Event) or the introduction, adoption or implementation of any other governance mechanisms that could have the effect of limiting, reducing or adversely affecting the Series C Holders’ voting or Board of Directors-appointment rights shall require the consent of a Majority in Interest. Notwithstanding the foregoing, and for the avoidance of doubt, if any corporate action not specified herein as requiring the consent of a Majority in Interest could adversely affect any Holder’s interests in its Series C in a manner that is disproportionate to the effect on the other Holder’s interests in the Series C, the consent of the Holder so affected shall be required.

(c) A Majority in Interest may elect to waive or decline to exercise any or all voting or Board of Directors-appointment rights granted by this Section 7 or Section 9, in whole or in part, on either a revocable or irrevocable basis. If all of the Series C is held by a single Holder and such Holder provides written notice of such election or waiver to the Corporation, the Corporation may disregard the Series C for quorum and voting purposes to the extent expressly provided in such written notice.

Section 8. Automatic Redemption.

(a) In General. Subject to the other terms of this Section 8, on the Bridge Loan Discharge Date, the Corporation shall, redeem all outstanding shares of Series C (the “Automatic Redemption”) for an aggregate cash purchase price equal to the $1 as of the applicable redemption date.

(b) Payment of the Redemption Price. The Corporation will cause the redemption price for each share of Series C to be redeemed pursuant to an Automatic Redemption to be paid to the Holder thereof on or before the Bridge Loan Discharge Date.

Section 9. Election of Directors.

(a) The Majority in Interest will have the exclusive right, voting separately as a class,

to elect or appoint (i) prior to a Bridge Loan Triggering Event, one director to the Board of Directors (who shall, unless the Majority in Interest otherwise elects in its sole discretion, also serve as a member of each committee of the Board of Directors) and (ii) upon the occurrence of a Bridge Loan Triggering Event through and including the Bridge Loan Discharge Date, an absolute majority of the Board of Directors, irrespective of whether the Board of Directors has nominated such Person (any director appointed pursuant to sub-clause (i) or (ii), a “Series C Director”). If the Majority in Interest exercises its Board of Directors-appointment rights pursuant to sub-clause (ii) of the preceding sentence following the occurrence of a Bridge Loan Triggering Event, then notwithstanding anything to the contrary contained in the Certificate of Incorporation or the Bylaws, (A) the number of directors on the Board of Directors shall automatically increase by a number sufficient to cause such Series C Directors (including both the additional Series C Directors and any incumbent Series C Director) to constitute an absolute majority of the Board of Directors after giving effect to such automatic increase, and (B) the Majority in Interest shall have the exclusive right, voting separately as a single class, to elect or appoint such additional Series C Directors at a special meeting of stockholders (“Special Meeting”) called at the request of a Majority in Interest (or by written consent of a Majority in Interest), and at each such subsequent meeting of stockholders of the Corporation at which any directors are elected (or as part of any subsequent action by written consent in connection with which any directors are elected, including any such action effected by a Majority in Interest). Any such request to call a Special Meeting for the initial election of Series C Directors after the occurrence of a Bridge Loan Triggering Event shall be made by written notice by a Majority in Interest, and delivered to the Corporation, or as may otherwise be required by law. Notwithstanding anything to the contrary herein, in the Certificate of Incorporation or in the Bylaws, a Majority in Interest shall have the exclusive right to remove any Series C Director at any time for any reason or no reason (with or without cause) by sending a written notice to the Corporation and, upon receipt of such notice by the Corporation, such Series C Director shall be deemed to have resigned from the Board of Directors. In the event of the death, disability, resignation or removal of any Series C Director, a Majority in Interest shall have the exclusive right to designate or appoint a successor to fill the vacancy created thereby. In the event that any Series C Director determines to tender his or her resignation, he or she shall so notify the Corporation and the Board of Directors in writing and such resignation shall be effective at such time as may be indicated in such notice thereof, whereupon the Corporation, the Board of Directors and the Majority in Interest shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual; provided, that, for the avoidance of doubt, this sentence shall not be construed in any manner to limit the right of a Majority in Interest to remove any Series C Director at any time pursuant to the preceding sentence. At such time as there are no issued and outstanding shares of the Series C, any Series C Directors then serving as members of the Board of Directors shall be deemed to have resigned from the Board of Directors without further action by the Holders of the Series C or the Corporation. Neither the Board of Directors nor any holders of any other class of shares nor any Person or group of Persons (other than the Majority in Interest) shall have any right to remove any Series C Director from the Board of Directors without cause, such right of removal being vested exclusively with a Majority in Interest. For the avoidance of doubt, nothing in the foregoing sentence shall be deemed to derogate the rights of the Corporation’s stockholders to remove any Series C Director for cause to the extent provided by the Delaware General Corporation Law; provided, that, for the avoidance of doubt, no such removal shall in any way alter or impair the rights of the Majority in Interest to elect or appoint the Series C Director, including any replacement Series C Director.

(b) The Corporation and its Subsidiaries shall reimburse each Series C Director for all reasonable and documented out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board of Directors or any committee of the Board of Directors, and any committees thereof, including travel, lodging and meal expenses, in accordance with the Corporation’s reimbursement policies.

(c) The Corporation shall maintain in effect at all times directors’ and officers’ indemnity insurance covering each Series C Director to the same extent and on the same terms as any directors’ and officers’ indemnity insurance maintained by the Corporation with respect to the other non-executive members of the Board of Directors (including any additional or supplemental insurance based on membership in a committee of the Board of Directors to the extent applicable).

(d) The Corporation shall not amend or alter any right to indemnification, exculpation or the advancement of expenses covering or benefiting any Series C Director contained in the Certificate of Incorporation or Bylaws as in effect on the date hereof without the prior written consent of a Majority in Interest, except to the extent (i) required by applicable law (and in such case, in accordance with the Certificate of Incorporation or the Bylaws) or (ii) such amendment or alteration provides a broader right to indemnification, exculpation or advancement of expenses than those previously contained in the Certificate of Incorporation or Bylaws, as applicable.

(e) No confidentiality or similar policy applicable to directors, officers or employees of the Corporation shall preclude any Series C Director from sharing information with a Holder that agrees in writing to maintain the confidentiality of such information, provided that no Series C Director will share information with a Holder that would be reasonably likely to waive the attorney-client privilege between the Corporation and its counsel or serve to waive the work-product doctrine or any other similarly protective privilege or doctrine.

(f) To the extent elected or appointed by the Majority in Interest, the Corporation shall, and shall use its reasonable best efforts to cause its directors, officers and employees to, take all actions necessary and within its and their control and to the extent permissible by Law to cause the election, appointment, removal or replacement of the Series C Director as provided for herein.

Section 10. Transfer Restrictions. No Holder of shares of Series C may offer, sell, assign or transfer any portion of such Holder’s shares of Series C without the approval of the Board of Directors, which consent the Board of Directors may not unreasonably withhold, condition or delay; provided, that, any Holder may offer, sell, assign or transfer (including by operation of law) any shares of Series C to its successor by way of merger, consolidation, reorganization or sale of all or substantially all of its assets or to any of its Affiliates and may pledge all or any portion of its shares of Series C for the benefit of any lender thereto or debt holder thereof. Each certificate (if any) evidencing shares of Series C shall bear a legend indicating (i) that such shares of Series C are subject to the restrictions on transfer set forth herein and (ii) legends relating to any transfer restrictions under applicable securities laws and regulations.

Section 11. Expenses. All reasonable costs and expenses (including fees of outside counsel) incurred by any Holder in seeking to enforce its rights in accordance with the terms of this Certificate of Designations shall be promptly reimbursed by the Corporation.

Section 12. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C may deem and treat the record holder of any share of Series C as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 13. Notices. All notices or communications in respect of the Series C will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 14. No Other Rights or Privileges. The shares of Series C will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation.

Section 15. Certificates. The Corporation may at its option issue shares of Series C without certificates.

Section 16. Interpretation. Whenever possible, each provision of this Certificate of Designations shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designations, and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designations would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law. References herein to any payment shall mean a payment in cash in United States Dollars by wire transfer of immediately available funds to an account designated by the applicable payee.

Section 17. Enforcement. To the fullest extent permitted by law, the provisions of this Certificate of Designations shall remain in full force and effect irrespective of (i) the failure of any Person to assert any claim or demand or to enforce any right or remedy under this Certificate of Designations or otherwise or (ii) any change in the corporate existence, structure or ownership of the Corporation or any of its Affiliates, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Corporation or any of its Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Patrick Seul, its Executive Vice President, General Counsel and Secretary this 11th day of March, 2022.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By:
	Name:	Patrick Seul
	Title:	Executive Vice President, General Counsel and Corporate Secretary